Exhibit 99.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

Mesa Exploration Corp.

(“SELLER”)

AND

Uranium Resources, Inc.

(“BUYER”)

DATED  September 21, 2016

Exhibit 99.1

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS

1

Article 2 PURCHASE AND SALE

3

Article 3 ADDITIONAL AGREEMENTS

4

Article 4 PURCHASE PRICE AND ALLOCATION

4

Article 5 ACCESS TO DATA

5

Article 6 SELLER'S REPRESENTATIONS AND WARRANTIES

5

Article 7 BUYER'S REPRESENTATIONS AND WARRANTIES

8

Article 8 BUYER CLAIMS AND SELLER COOPERATION

9

Article 9 CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING

9

Article 10 POST-CLOSING OBLIGATIONS

11

Article 11 NOTICES

11

Article 12 TERMINATION

12

Article 13 INDEMNIFICATION

12

Article 14 MISCELLANEOUS

13

Exhibits:

Exhibit A – Subject Claims

Exhibit B – Form of Deed

Exhibit C – Form of 2% Net Smelter Return Royalty Agreement

Exhibit D – Form of A&R Confidentiality Agreement

Exhibit E – Form of Restrictive Legend

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into this 21st day of September, 2016 (the “Execution Date”), by and between Mesa Exploration Corp., a British Columbia corporation (“Seller”), and Uranium Resources, Inc., a Delaware corporation (“Buyer”).  Buyer and Seller are sometimes referred to below individually as a “Party” or collectively as the “Parties.”

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Seller Assets (as defined below), including those certain unpatented placer mining claims described in Exhibit A hereto (the “Subject Claims”), on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
DEFINITIONS

“A&R Confidentiality Agreement” has the meaning set forth in Section 3.2.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person.  The term “Control” and its derivative with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day, other than Saturday, Sunday, or national holiday on which commercial banks are open for business with the public in Denver, Colorado and Vancouver, British Columbia, Canada.

“Buyer” has the meaning set forth in the preamble.

“Buyer Claims” has the meaning set forth in Section 8.1.

“Buyer Indemnified Claims” has the meaning set forth in Section 13.2.

“Claim” means any and all claims, rights, demands, causes of action, administrative actions, liabilities (including civil fines), damages, losses, fines, penalties, sanctions of every kind and character, whether known or unknown, including fees and expenses of attorneys, technical experts and expert witnesses, judgments or proceedings of any kind or character whatsoever, whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement and all expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.

“Closing” has the meaning set forth in Section 9.3.

“Closing Date” has the meaning set forth in Section 9.3.

“Closing Date Purchase Price” has the meaning set forth in Section 4.1.

1

“Closing Documents” has the meaning set forth in Section 3.2.

“Common Shares” has the meaning set forth in Section 4.1.

“Easements” has the meaning set forth in Section 2.1.2.

“Environmental Laws” means any and all applicable laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, permits, licenses or determinations issued or promulgated by any Governmental Authority in effect on or prior to the Closing Date, and in each case as amended or supplemented prior to the Execution Date, and any applicable administrative or judicial interpretation thereof, pertaining to (a) use, storage, emission, discharge, clean-up, release, or threatened release of Regulated Substances on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Regulated Substances, (b) the environment, or (c) wildlife or natural resources applicable to the Properties and in effect in or for the jurisdiction in which the Properties are located, including, without limitation, the Clean Air Act, the Clean Water Act, the Rivers and Harbors Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act, the Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Occupational, Safety and Health Act (OSHA), the Hazardous Materials Transportation Act, the Hazardous and Solid Waste Amendments of 1984 (HSWA), the Atomic Energy Act, the Low Level Radioactive Waste Policy Act, in each case as amended and/or supplemented, and any and all other applicable federal, state and local laws, statutes, regulations, rules, orders, ordinances, codes, decrees, judgments, injunctions, permits, licenses or determinations issued or promulgated by any Governmental Authority, the purpose of which is to regulate Regulated Substances or to conserve or protect human health and the environment, wildlife or natural resources.

“Execution Date” has the meaning set forth in the preamble.

“Governmental Authority” means any court or tribunal (including an arbitrator or arbitral panel) in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, tribal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or official act of or by any Governmental Authority.

“Party” and “Parties” each has the meaning set forth in the Preamble.

“Permits” means all environmental and other governmental (whether federal, state, tribal or local) permits, licenses, orders, or authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Seller Assets, the Subject Claims or the Properties.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Governmental Authority, or any other entity.

“Properties” means the properties which underlie the Subject Claims.

“Records” has the meaning set forth in Section 2.1.3.

“Regulated Substances” means industrial or solid waste, hazardous waste, hazardous or toxic substances, radioactive materials, radioactive wastes, including but not limited to low-level radioactive wastes, chemicals or pollutants, petroleum, including crude oil, natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of oil and gas.

“Reversion” has the meaning set forth in Section 9.5.

“Royalty Agreement” has the meaning set forth in the Section 3.1.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Assets” has the meaning set forth in Section 2.1.3.

“Date of Seller’s First Activity on the Properties” shall mean November 2011.

“Seller Indemnified Claims” has the meaning set forth in Section 13.1.

“Seller’s Knowledge” means, with respect to a given subject matter, the actual or constructive knowledge of the Chief Executive Officer of Seller who is responsible for such subject matter.

“Subject Claims” has the meaning set forth in the recitals.

“Tax” or “Taxes” means all federal, state, local and other taxes and similar levies, fees, charges and assessments imposed by a Governmental Authority, including without limitation, income, gross receipts, sales, use, transfer, business and occupation, franchise, profits, license, lease, services, service use, duties, excise, transfer, severance, production, stamp, occupation, ad valorem, real and personal property, withholding, payroll, and value added taxes, and any taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign tax law), or as a transferee or successor, or by contract or otherwise, including any interest, penalties or additions to any tax with respect to any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes of either Party, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction” means the transaction contemplated by this Agreement.

“TSXV” means the TSX Venture Exchange.

ARTICLE 2
PURCHASE AND SALE

2.1

Subject to the terms and conditions of this Agreement, for the consideration recited and subject to the terms and conditions set forth in this Agreement, Seller agrees to convey and transfer to Buyer and Buyer agrees to buy from Seller, effective as of the Execution Date (and subject to the Reversion), all of Seller’s rights, title and interest in and to the following assets:

2.1.1

Subject Claims

.  All title and interest in the Subject Claims;

2.1.2

Easements

.  All easements, permits, licenses, servitudes, rights of way, surface use agreements, and all other rights and appurtenances situated on or used in connection with the Subject Claims (“Easements”); and

2.1.3

Records

.  Copies of all lease records, records, division order records, files, and title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Subject Claims) relating to the Easements, Properties and Subject Claims to the extent any of same are in the possession of Seller, and assignment and transfer of any permits, plans of operation, notices of intent, and related bonds (collectively, the “Records” and collectively with those items in Section 2.1.1 through this Section 2.1.3, the “Seller Assets”).

2.2

Omissions and Errors

.  Subject to the reservations and conditions herein contained, the Seller Assets are intended to include all of Seller’s right, title, and interest, effective from and after the Execution Date, in and to the Subject Claims (including copies of documentation of, records relating thereto, and similar materials).  If there are omitted Records, errors in description, any incorrect or misspelled names or any transcribed or incorrect recording references, the Parties will take all such actions as are reasonably necessary to promptly effect such sale, transfer and conveyance thereof at and after the Execution Date.

2.3

Conveyance of Subject Claims

.  At the time of the Parties’ execution of this Agreement, Seller shall execute and deliver to Buyer or Buyer’s designee a deed, substantively in the form attached hereto as Exhibit B, duly notarized, conveying the Subject Claims to Buyer or Buyer’s designee.  The Parties acknowledge that such conveyance shall be subject to the Reversion.

ARTICLE 3
ADDITIONAL AGREEMENTS

3.1

2% NSR Royalty

.  In connection with the Transaction, and for the consideration payable hereunder, the Parties shall enter into the 2% Net Smelter Return Royalty Agreement (the “Royalty Agreement”) upon Closing in substantially the form exhibited hereto as Exhibit C.

3.2

A&R Confidentiality Agreement

.  In connection with the Transactions, and for the consideration payable hereunder, the Parties shall amend and restate that certain Confidentiality Agreement by and among the Parties dated as of July 21, 2016 (the “A&R Confidentiality Agreement”), upon Closing in substantially the form exhibited hereto as Exhibit D. Such amendment and restatement will, without limitation, remove geographic limitations on operations of Buyer and restrict Seller from future activity in the Pilot Valley. The Royalty Agreement and the A&R Confidentiality Agreement are referred to herein as the “Closing Documents.”

ARTICLE 4
PURCHASE PRICE AND ALLOCATION

4.1

Purchase Price

.  At Closing, Buyer agrees to (A) pay Seller fifty thousand dollars ($50,000) and (B) issue Seller 100,000 restricted shares of common stock of Buyer, par value $0.001 (“Common Shares”) for which Buyer will file a registration statement with the SEC within 28 days of Closing (collectively, the “Closing Date Purchase Price”).

4.2

First Anniversary Payment

. Subject to Closing occurring, Buyer further agrees to issue Seller an additional 100,000 Common Shares on the date which is the first anniversary of the Closing for which Buyer will file a registration statement with the SEC within 28 days of such date.

4.3

Restrictions on Shares

. The Common Shares subject to restrictions shall contain a restrictive legend substantially in the form set forth on Exhibit E.

ARTICLE 5
ACCESS TO DATA

5.1

Access

.  Promptly upon execution of this Agreement, Seller shall deliver Buyer and Buyer's authorized representatives (i) the Records and (ii) access to any documentation and any conversations with third parties, governmental or other authorities with respect to the Subject Claims.

ARTICLE 6
SELLER'S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer, as of the Execution Date and as of the Closing Date, as follows:

6.1

Existence

.  It is an entity duly organized and validly existing and in good standing under the laws of its jurisdiction of formation, and is duly qualified to carry on its business in each jurisdiction in which it operates.

6.2

Authority, Binding Obligations

.  The execution and delivery of this Agreement by Seller and all agreements and documents contemplated hereby to be executed by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all required Persons and no other actions on the part of Seller are required to authorize this Agreement and the transactions contemplated hereby.  This Agreement, and all documents and instruments contemplated hereby, constitute legal, valid and binding obligations of Seller in accordance with their respective terms, subject to all applicable bankruptcy and other similar laws of general application with respect to creditors.

6.3

Violations

.  To Seller’s Knowledge, Seller has not violated and since the Date of Seller’s First Activity on the Properties, none of the Properties or Subject Claims are in violation of any Laws (including without limitation Environmental Laws) applicable to any of the Properties or Subject Claims or to the operation thereof.

6.4

Compliance

.  Since the Date of Seller’s First Activity on the Properties, Seller has complied with, and to Seller’s Knowledge, all of the Properties and Subject Claims are in compliance with, all applicable Laws (including without limitation Environmental Laws), governmental determinations, court or other orders, governmental certification requirements or other public limitations.  Seller has not received written notice of any event that would cause it to be in default or in violation of any Law, governmental determination, court or other order, or governmental certification requirement or other public limitation.

6.5

Contracts

.  Other than this Agreement, there are no contracts, agreements, or instruments that are attributable to or relate to Seller Assets or Subject Claims.

6.6

Permits

.  Seller does not own, hold, and has not otherwise obtained any Permits applicable to the Properties, Seller Assets or Subject Claims (other than Permits subject to Section 9.2(h) as relate to potash).

6.7

Maintenance of Subject Claims

.  Since the date of Seller’s acquisition of the Subject Claims, all conditions and actions necessary to keep the Subject Claims in force have been duly met, performed and taken (other than, as of the Closing Date, due to actions of Buyer).

6.8

Validity of Subject Claims

.  Other than due to actions of Buyer as of the Closing Date, the Subject Claims are valid and in full force and effect and, since the date of Seller’s acquisition of the Subject Claims, have been made and maintained in compliance with all Laws.  The Subject Claims have been made and maintained in good faith and all original locators of the Subject Claims were bona fide co-locators with an actual and equal proportionate interest in the Subject Claims.  Each of the Subject Claims was properly located in accordance with all applicable Laws on unappropriated public domain lands open to entry for mining claims, and each Subject Claim represents a valid existing unpatented placer mining claim owned exclusively by Seller, subject only to the paramount ownership of the Properties by the United States of America.

6.9

Taxes

.  Seller has paid all Taxes that are due with respect to the Seller Assets as of the Execution Date, all Taxes shown to be due on such returns have been paid, and to Seller’s Knowledge there is not a material dispute or Claim concerning any Tax liability of the Party claimed or raised by any Tax authority in writing.  None of Seller Assets is subject to any tax partnerships, as defined in Section 761 of the United States Internal Revenue Code.  There are no outstanding Tax Returns with respect to the Seller Assets. In the event that Taxes are imposed on Seller in connection with the sale of Seller Assets, Seller covenants to pay any such Taxes when due and payable.

6.10

Litigation, Audits and Claims

.  Seller has not received notice of any suit, audit action, demand, proceeding, lawsuit, administrative action, notice of violation of Laws, including without limitation Environmental Laws, or litigation pending, threatened or filed with respect to Seller, the Subject Claims, the Properties, or the Seller Assets and, to Seller’s Knowledge, no suit, action, demand, proceeding, or administrative action has been threatened or filed with respect to Seller or any of the Properties (including without limitation any claims of invalidity or defects of any Subject Claims).  To Seller’s Knowledge, no cause of action exists which relates to the Subject Claims, the Properties, or the Seller Assets or which might result in impairment or loss of the Seller Assets, individually or collectively.

6.11

Brokers

.  Seller has not incurred any liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement or the transaction contemplated hereby for which Buyer shall have any responsibility whatsoever.

6.12

Bankruptcy

.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or threatened against Seller.

6.13

No Violation of Agreements or Covenants

.  The consummation of the Transaction contemplated by this Agreement will not violate, nor be in conflict with, any provision of any agreement or instrument to which Seller is a party or is bound, or any judgment, decree or order applicable to Seller.  Upon Closing, the transfer of the Seller Assets to Buyer will not violate any material covenants or restrictions imposed on Seller in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Seller Assets, Subject Claims, or Properties.

6.14

Title

.  Seller has good and marketable title to each of the Subject Claims (however the Parties agree such title has not been registered in Seller’s name in Box Elder County, Utah).

6.15

Consents and Preferential Rights

.  Except for the acceptance of the TSXV to the Transaction, there are no waivers, consents to assign, approvals or similar rights required in connection with the transactions contemplated by this Agreement.  The Seller Assets are not subject to any preferential rights or rights of first refusal or any other rights that will be triggered in connection with the this Agreement.

6.16

No Liens

.  The Seller Assets will be (or have been, as of the Closing) conveyed to Buyer free and clear of any charge, trust or power, hypothecation, pledge, royalty or other form of production or proceeds entitlement, lease, sublease or other possessory interest, assignment, mortgage, trust deed, title retention agreement, security interest of any nature, licence, restrictive covenant, adverse Claim, exception, reservation, easement, encroachment, servitude, restriction on use, right of occupation, option, area of interest provision, right of first offer, right of first refusal or other kind of preferential purchase or sale right, restriction on voting (in the case of any voting or equity interest), right of pre-emption or privilege, right, title, interest or Claim of others, contractual obligation, or other encumbrance of any nature or any contract to give or create any of the foregoing, whether recorded or unrecorded or registered or unregistered.  Other than this Agreement, Seller has not made any conveyance to sell, transfer or otherwise dispose of the Seller Assets or any part thereof.

6.17

Environmental

.

6.17.1

With respect to the Properties or Subject Claims, since the Date of Seller’s First Activity on the Properties, Seller has not entered into or received any written notice of violation or written notice of alleged violation, agreement, consent, order, decree, judgment, license or permit condition or other directive of any Governmental Authority which is based on any Environmental Law.

6.17.2

With respect to the Properties or Subject Claims, Seller has not received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident which interferes with or prevents compliance with, or threatens to interfere with or prevent compliance with any Environmental Law or the terms of any license or permit issued by any Governmental Authority issued pursuant to any Environmental Law.

6.18

No Mining Operations. Seller has not undertaken any mining operations on the Properties, which for the avoidance of doubt shall include any activities involving Regulated Substances on the Properties.

6.19

False Information.

  Notwithstanding anything herein to the contrary, the information provided by Seller to Buyer is not false or inaccurate, and contains no material omissions.

6.20

No Conflicting Claims

.  To Seller’s Knowledge, there are no other mining claims that conflict with any of the Subject Claims.

6.21

Common Shares for Seller’s Account

.  The Common Shares being acquired by Seller are being acquired for Seller’s own investment portfolio and account (and not on behalf of, and without the participation of, any other Person) with the intent of holding the Common Shares for investment and not with a view to, or for resale in connection with, any distribution of the Common Shares.

6.22

No General Solicitation

.  Seller acknowledges that no Common Shares were offered or sold to it by means of any form of general solicitation or general advertising.

6.23

Seller Compliance with Laws

6.24

. In respect of Seller’s sale of the Seller Assets for, in consideration in part, Common Shares, Seller has complied with (i) the legal requirements within its jurisdiction for receipt of such Common Shares, (ii) any foreign exchange restrictions applicable thereto, (iii) any governmental or other consents that may need to be obtained in Seller’s jurisdiction. Subscriber’s agreement to receive Common Shares under this Agreement will not violate any applicable securities or other laws of Seller’s jurisdiction. Seller is a sophisticated investor with knowledge and experience in business and financial matters.

6.25

Speculative Investment

.  Seller acknowledges that the Common Shares are speculative investments that involve a high degree of risk and Seller can sustain a complete loss of this investment in the Common Shares.  Seller has no need for liquidity in Seller’s investment in the Common Shares.

6.26

Illiquid Investment

.  Seller acknowledges that the Common Shares will be an illiquid investment, that Seller must continue to bear the economic risk of the investment in the Common Shares for an indefinite period and that the Common Shares are being issued without immediate registration for any subsequent sale under the Securities Act and applicable state securities laws.

6.27

No Activity Prior to Date of Sellers First Activity on the Properties. Seller and its affiliates have had no activities (including for the avoidance of doubt any transaction activities, staking activities or exploration) on the Properties prior to the Date  of Seller’s First Activity on the Properties.

ARTICLE 7
BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller, as of the Execution Date and as of the Closing Date, as follows:

7.1

Formation, Good Standing and Authority

.  Buyer is a corporation formed, validly existing and in good standing under the laws of the state of Delaware.  This Agreement and all documents and instruments contemplated hereby to be executed by Buyer constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to all applicable bankruptcy and other similar laws of general application with respect to creditors.

7.2

Liability for Broker's Fees

.  Buyer has not incurred any liability, contingent or otherwise, for broker's or finder's fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

7.3

Bankruptcy

.  There are no bankruptcy, reorganization or arrangement proceedings pending or, to the knowledge of Buyer, threatened against Buyer.

7.4

Share Capital.  As of the date hereof, the authorized capital of Buyer consists of: 100,000,000 shares with par value of $0.001 per share of which 12,268,022 shares are outstanding as at the date of this Agreement. The Common Shares to be issued in accordance with this Agreement, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

7.5

Reporting Issuer Status.  Buyer is a reporting company under the United States Securities Exchange Act of 1934 (the “Exchange Act”) and is not in default of any of the material requirements of the Exchange Act.

7.6

Stock Exchange Listing.  The Buyer’s Common Shares are listed for trading on the Nasdaq Capital Market, and Buyer is not in default of any of the material listing requirements of the Nasdaq Capital Market.

7.7

Trading Suspensions.  There are no presently effective trade suspensions relating to the securities of Buyer issued by the SEC.

7.8

Consideration Shares to be Listed.  Upon their issuance and the SEC declaring effective a registration statement relating to the Common Shares to be issued pursuant to this Agreement and notice to the Nasdaq Capital Market, the Common Shares will be validly issued and outstanding as fully paid and non-assessable common shares of Buyer and will be listed for trading on the Nasdaq Capital Market.

ARTICLE 8
BUYER CLAIMS AND SELLER COOPERATION

8.1

Buyer Claims

.  Buyer, in its sole discretion, shall have 30 days following the Execution Date in which to relocate (in the name of Buyer or any designee of Buyer) the Subject Claims as standard sized 20-acre placer claims (the “Buyer Claims”) at Buyer’s own cost and expense.  In that regard:

8.1.1

Buyer shall be responsible for completing and paying for all costs relating to any such re-staking;

8.1.2

Buyer shall be responsible for recording any such relocated Buyer Claims with the Box Elder County Recorder and for all associated fees and costs; and

8.1.3

Buyer shall be responsible for filing any such relocated Buyer Claims with the United States Bureau of Land Management and for all associated fees and costs.

8.2

Seller Cooperation

.  Seller shall, insofar as they relate to the Seller Assets, coordinate all communications with Governmental Authorities and third parties with Buyer and complete Buyer’s reasonable instructions with respect to such communications (and promptly report to Buyer any relevant communications addressed to Seller).

8.3

Notices

.  Any adverse findings or developments by either Party in taking actions under this Article 8 shall be promptly disclosed in writing to the other Party.

ARTICLE 9
CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING

9.1

Seller’s Conditions to Closing

.  The obligations of Seller at Closing are subject to the satisfaction at or prior to Closing, or waiver in writing by Seller, of the following conditions:

(a)

At Closing, Buyer shall deliver the Closing Date Purchase Price to the account or accounts in amounts designated in writing by Seller, the cash portion of which shall be by wire transfer of same-day funds, and the Common Shares portion shall be issued to Seller in book-entry form.

(b)

All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date; and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to Closing.

(c)

Buyer shall have executed and delivered counterpart signatures (where applicable) to the Closing Documents.

(d)

No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the Transaction contemplated by this Agreement.

(e)

The Seller shall have received the acceptance of the TSXV to complete the transactions contemplated hereby.

(f)

Buyer shall deliver to Seller a certificate in a form reasonably satisfactory to Seller, dated as of the Closing and executed by a duly authorized officer or attorney-infact, as appropriate, to the effect that (a) the Buyer has all requisite corporate or other power and authority to effect the Transaction on the terms described in this Agreement and to perform its other obligations hereunder, (b) that all corporate and other prerequisites of any nature whatsoever have been fulfilled, and (c) certifying that all conditions to Closing as set forth in Sections 9.1(b) and (d) have been met.

9.2

Buyer's Conditions to Closing

.  The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following conditions:

(a)

Buyer shall, acting reasonably, be satisfied the Buyer Claims are valid, complete, uncontested and non-conflicting mining claims representing the exclusive right to all locatable placer minerals within the Properties.

(b)

Seller shall have executed and delivered counterpart signatures (where applicable) to the Closing Documents.

(c)

All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date, and Seller shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(d)

No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the Transaction contemplated by this Agreement.

(e)

No Claim shall be threatened, asserted or pending against the Subject Claims, the Buyer Claims or the Properties by any third party.

(f)

The Seller shall have received the acceptance of the TSXV to complete the transactions contemplated hereby.

(g)

Seller shall deliver to Buyer a certificate in a form reasonably satisfactory to Buyer, dated as of the Closing and executed by a duly authorized officer, partner, attorney-infact or owner, as appropriate, to the effect that (a) the Seller has all requisite corporate, partnership or other power and authority to effect the Transaction on the terms described in this Agreement and to perform its other obligations hereunder, (b) that all corporate, partnership and other prerequisites of any nature whatsoever have been fulfilled, and (c) certifying that all conditions to Closing as set forth in Sections 9.2(c), (d), (e) and (f) have been met.

(h)

Buyer shall, acting reasonably, be satisfied that Seller has filed to withdraw its application(s) with the United States Bureau of Land Management and other Governmental Authorities (as applicable) as relate to any potash lease(s) over the Properties.

9.3

Closing Date and Place

.  The closing of the Transaction contemplated by this Agreement (the “Closing”) shall occur on the Business Day on which all conditions to closing under Sections 9.1 and 9.2 are met (the “Closing Date”).  The Closing shall occur at the offices of Hogan Lovells US LLP at 1601 Wewatta, Suite 900, Denver, CO 80202, or at such other place as the Parties mutually agree.  In any event, the Closing Date shall be no later than 30 days after the Execution Date unless the Parties mutually agree otherwise.

9.4

Additional Documents

.  Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement at Closing.

9.5

Failed Closing and Reversion

.  IF CLOSING DOES NOT OCCUR DUE TO FAILURE OF SATISFACTION OF THE CONDITION SET FORTH UNDER SECTION 9.2(a) OR SECTION 9.2(e), INCLUDING WITHOUT LIMITATION DUE TO INTERVENING THIRD PARTY CLAIMS OR ANY FAULTS IN THE SUBJECT CLAIMS PREVENTING SATISFACTORY RE-STAKING OF THE BUYER CLAIMS, BUYER SHALL USE ITS REASONABLE BEST EFFORTS TO IMMEDIATELY RETURN (OR CAUSE TO RETURN) TO SELLER BY QUITCLAIM DEED SUCH SUBJECT CLAIMS AND SUCH BUYER CLAIMS AS IT THEN HAS TITLE TO (THE “REVERSION”), AND DELIVER ALL EXECUTED DOCUMENTS, INCLUDING A QUITCLAIM DEED, WHICH SELLER MAY REASONABLY REQUIRE IN ORDER TO TRANSFER TITLE TO SUCH SUBJECT CLAIMS AND BUYER CLAIMS AS BUYER THEN HAS TITLE TO, IT BEING UNDERSTOOD THAT BUYER SHALL NOT BE LIABLE IN ANY WAY TO SELLER FOR ANY OF THE SUBJECT CLAIMS THAT MAY HAVE BEEN RE-STAKED  AND SELLER BEARS THE RISK OF SUCH RE-STAKING WITHOUT RECOURSE TO BUYER, WHETHER UNDER THIS AGREEMENT OR OTHERWISE.  BUYER SHALL GIVE PROMPT NOTICE TO SELLER IN THE EVENT THAT IT HAS MADE A FINAL DETERMINATION THAT THE CONDITION SET FORTH UNDER SECTION 9.2(a) OR SECTION 9.2(e) CANNOT BE SATISFIED, UPON WHICH NOTICE THE PARTIES WILL COOPERATE TO PROMPTLY EFFECT THE REVERSION. IN ADDITION, BUYER WILL ALSO DELIVER TO SELLER ON REVERSION ALL RECORDS DELIVERED TO BUYER PURSUANT TO SECTION 5.1.

ARTICLE 10
POST-CLOSING OBLIGATIONS

Seller and Buyer agree to the following post-Closing obligations:

10.1

Further Assurances

.  Buyer and Seller further agree that each shall, from time to time and upon reasonable request, execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, waiver, transfer, or other instruments reasonably necessary for transferring title in the Seller Assets to Buyer or otherwise to implement the Transaction contemplated herein.

ARTICLE 11
NOTICES

All communications between Buyer and Seller required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by facsimile transmission, when received, (iii) if mailed, three (3) Business Days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, next day delivery, one (1) Business Day after sending.  All notices shall be addressed as follows:

BUYER	SELLER
Uranium Resources, Inc.	c/o Mesa Exploration Corp.
6950 S Potomac St. #300, Centennial, CO 80112	Suite 302, 1680 West 8th Avenue Vancouver, BC V6J 1V4
Attention: General Counsel	Attention: Foster Wilson
Fax: 303-531-0519	Fax: 604- 639-4451

with a copy to (which shall not constitute notice):	with a copy to (which shall not constitute notice):
Paul Hilton, Esq.	Linda Desaulniers
David R. Crandall, Esq.	Axium Law Corporation
Hogan Lovells US LLP 1601 Wewatta, Suite 900 Denver, CO 80202	910-800 West Pender Street Vancouver, BC, V6C 2V6

ARTICLE 12
TERMINATION

12.1

Termination

.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)

by the mutual written agreement of Buyer and Seller;

(b)

by completion of the Reversion; or

(c)

by written notice from either Buyer or Seller if Closing has not occurred on or before December 31, 2016; provided, however, that no Party may terminate this Agreement pursuant to this Section 12.1(c) if such Party's breach of its representations and warranties or its failure to comply with its obligations or covenants under this Agreement caused the Closing not to occur on or before the above date.

12.2

Liabilities Upon Termination

.  If this Agreement terminates, as described in Section 12.1 above, then all obligations of the Parties under this Agreement shall thereafter terminate and be of no further force and effect, subject to Section 14.2.

ARTICLE 13
INDEMNIFICATION

13.1

INDEMNIFICATION BY SELLER

.  NOTWITHSTANDING ANYTHING CONTAINED HEREIN, UPON CLOSING, SELLER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, PROTECT, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF (i) SELLER ASSETS, THE SUBJECT CLAIMS, THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD PRIOR

TO THE EXECUTION DATE (BUT NOT INCLUDING THE PERIOD PRIOR TO SELLER’S OWNERSHIP THEREOF) (COLLECTIVELY, THE “SELLER INDEMNIFIED CLAIMS”).  SELLER’S OBLIGATION TO PROTECT, RELEASE, INDEMNIFY, AND HOLD HARMLESS AS SET FORTH IN THE PRECEDING SENTENCE SHALL APPLY TO ALL SELLER INDEMNIFIED CLAIMS, WHENEVER ASSERTED, WHETHER KNOWN OR UNKNOWN, INCLUDING BUT NOT LIMITED TO ANY CLAIMS RELATING TO INJURY OR DEATH OF ANY PERSON OR PERSONS WHOMSOEVER, DAMAGE TO OR LOSS OF ANY PROPERTY OR RESOURCE, OR ANY POLLUTION OR ENVIRONMENTAL DAMAGE OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY LIABILITY UNDER ANY ENVIRONMENTAL LAWS.  OTHER THAN IN THE CASE OF FRAUD OR INTENTIONAL MISREPRESENTATION BY SELLER, THE INDEMNITY OBLIGATION OF THE SELLER HEREIN SHALL BE LIMITED TO THE VALUE OF THE CONSIDERATION PAYABLE BY THE BUYER TO THE SELLER HEREUNDER. THE INDEMNITY OBLIGATION PROVIDED HEREIN SHALL APPLY REGARDLESS OF CAUSE, EXCEPT IT SHALL NOT APPLY TO THE EXTENT A SELLER INDEMNIFIED CLAIM IS CAUSED BY ANY NEGLIGENT ACT(S) OR OMISSION(S) OR WILLFUL MISCONDUCT OF BUYER, ITS OFFICERS, AGENTS, OR EMPLOYEES.

13.2

INDEMNIFICATION BY BUYER

.  NOTWITHSTANDING ANYTHING CONTAINED HEREIN, UPON CLOSING, BUYER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, PROTECT, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE BENEFICIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF (i) THE SELLER ASSETS, THE BUYER CLAIMS, THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD ON AND AFTER THE EXECUTION DATE AND (ii) THE EXERCISE OF BUYER’S RIGHT OF ACCESS TO THE DATA PURSUANT TO SECTION 5.1 ABOVE (COLLECTIVELY, THE “BUYER INDEMNIFIED CLAIMS”).  BUYER’S OBLIGATION TO PROTECT, RELEASE, INDEMNIFY, AND HOLD HARMLESS AS SET FORTH IN THE PRECEDING SENTENCE SHALL APPLY TO ALL BUYER INDEMNIFIED CLAIMS, WHENEVER ASSERTED, WHETHER KNOWN OR UNKNOWN, INCLUDING BUT NOT LIMITED TO ANY CLAIMS RELATING TO INJURY OR DEATH OF ANY PERSON OR PERSONS WHOMSOEVER, DAMAGE TO OR LOSS OF ANY PROPERTY OR RESOURCE, OR ANY POLLUTION OR ENVIRONMENTAL DAMAGE OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY LIABILITY UNDER ANY ENVIRONMENTAL LAWS.  THE INDEMNITY OBLIGATION PROVIDED HEREIN SHALL APPLY REGARDLESS OF CAUSE EXCEPT IT SHALL NOT APPLY TO THE EXTENT A BUYER INDEMNIFIED CLAIM IS CAUSED BY ANY NEGLIGENT ACT(S) OR OMISSION(S) OR WILLFUL MISCONDUCT OF SELLER, ITS OFFICERS, AGENTS, OR EMPLOYEES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN THE EVENT THE CLOSING IS NOT COMPLETED BUYER SHALL OWE NO INDEMNITY TO SELLER FOR ANY CLAIMS, DAMAGES, OR LOSSES RELATING TO ACTIONS TAKEN IN GOOD FAITH AFTER THE EXECUTION DATE PURSUANT TO ARTICLE 8.

ARTICLE 14
MISCELLANEOUS

14.1

Entire Agreement

.  This Agreement and all Exhibits and Schedules attached hereto and incorporated herein constitute the entire agreement among the Parties with respect to the matters set forth in this Agreement.  Any previous negotiations or communications among the Parties, pertaining to such matters, are merged herein.

14.2

Survival

.  This Agreement shall be binding upon and shall inure to the benefit of the undersigned, their successors, heirs, assigns and corporate successors and may be supplemented, altered, amended, modified, or revoked only by a writing signed by both Parties.  The representations made by Seller and Buyer under Article 6 and Article 7, respectively, shall continue in full force and effect until eighteen (18) months after Closing, other than Sections 6.1 and 6.2, which shall survive indefinitely, and Sections 6.3 and 6.17, which shall survive for so long as the applicable statutes of limitations relating to such matters and shall continue plus a further ninety (90) days thereafter, except in any case a claim for breach of any of the representations and warranties by a Party in or pursuant to this Agreement involving fraud or fraudulent misrepresentation on the part of that Party may be made by the other Party at any time following the Closing Date, subject only to applicable limitation periods imposed by Law. The following provisions of this Agreement shall survive the Closing and shall continue in full force and effect until the obligations therein are fully performed or are terminated by an amendment to this Agreement or by a separate written agreement: Article 4.2, Article 9.5, Article 10, Article 11, Article 13, and Article 14.  All other provisions of this Agreement shall not survive Closing.

14.3

Confidentiality of Terms

.  Subject to the A&R Confidentiality Agreement, Seller shall keep all of the terms of this transaction confidential and shall not disclose such terms to any Person except as required to be disclosed to the Seller’s officers, employees, directors, representatives, including professional advisors, officers, and as required to be disclosed to the TSXV and as otherwise required by applicable law, regulation, or legal process.

14.4

Choice of Law; Venue

.  THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF UTAH, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PROVISIONS.  Forum and venue shall be exclusively in the state or federal courts in Salt Lake City, Utah.

14.5

Assignment

.  The rights and obligations under this Agreement may not be assigned by either Party without the prior written consent of the other Party, except Buyer may, without the consent of Seller, assign this Agreement to an Affiliate prior to Closing.

14.6

Amendments

.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the other Party claiming the benefit of such amendment or waiver.

14.7

Counterparts

.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by facsimile or PDF transmission of signatures pages with original signature pages to promptly follow in due course.

14.8

Third-Party Beneficiaries

.  Subject to Article 13, neither this Agreement nor any performances hereunder by Seller or Buyer shall create any right, Claim, cause of action, or remedy on behalf of any person not a Party hereto.

14.9

Specific Performance

.  Subject to the provisions of Article 12, Buyer and Seller acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance.

Notwithstanding the foregoing, Buyer shall not require Seller post any bond to secure the remedy of specific performance (or any similar equitable remedy) and shall waive any such requirement.

14.10

Public Communications

.  Prior to and after Closing, Seller shall not make a press release or public communication concerning this transaction without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed on or after Closing. Buyer shall deal expeditiously with any request from the Seller for such a press release.

14.11

Headings

.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

14.12

Expenses

.  Each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the Transaction contemplated hereby, including attorneys’ and legal fees. Notwithstanding the foregoing, in the event that Closing does not occur, other than due to breach of representation and warranty by Seller, Buyer shall, following such termination of this Agreement, pay Seller’s reasonable legal expenses in connection with the transactions contemplated herein as soon as practicable after termination, which expenses shall not exceed US$10,000.

[SIGNATURE PAGE FOLLOWS]

SELLER	BUYER
Mesa Exploration Corp., a British Columbia corporation	Uranium Resources, Inc., a Delaware corporation

By: /s/ Foster Wilson______________	By: /s/ Christopher M. Jones
Name: Foster Wilson	Name: Christopher M. Jones
Title: Chief Executive Officer	Title: Chief Executive Officer